Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: MZTI
August 25, 2026	TRADED: Nasdaq
THE MARZETTI COMPANY REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS
    WESTERVILLE, Ohio, August 25 - The Marzetti Company (Nasdaq: MZTI) reported results today for the company’s fiscal fourth quarter and fiscal year ended June 30, 2026.
Fourth Quarter Summary
•Consolidated fourth quarter net sales declined 2.2% to $465.0 million. Excluding the prior-year quarter’s $12.2 million in non-core sales attributed to a temporary supply agreement (“TSA”) with Winland Foods, Inc., which concluded during the quarter ended March 31, 2026, consolidated net sales increased 0.4%.
•Retail segment net sales increased 0.9% to $243.6 million, which includes $15.4 million of incremental sales from Bachan’s, Inc., our newly acquired Japanese Barbecue Sauce brand known for its delicious, authentic, clean-label products. The acquisition closed on May 1, 2026.
•Foodservice segment net sales decreased 5.3% to $221.4 million on a reported basis. Excluding the non-core TSA sales of $12.2 million in the prior-year quarter, Foodservice segment net sales decreased 0.1%.
•Consolidated gross profit increased $7.9 million to a fourth quarter record $114.0 million. Reported gross profit margin improved 220 basis points to 24.5% driven by our ongoing cost savings programs.
•SG&A expenses increased $12.3 million to $74.3 million. The higher SG&A expenses include a $10.5 million increase in acquisition-related costs in addition to $1.6 million in incremental noncash amortization expense attributed to Bachan’s intangible assets.
•Consolidated operating income grew $18.8 million to $57.7 million. In addition to the impacts of the increased gross profit and higher SG&A expenses, consolidated operating income includes the benefit of an $18.5 million gain on the sale of our property in Milpitas, California, the former location of the sauce and dressing facility that we closed in fiscal 2026. The $18.5 million gain is reported as part of the Restructuring, Impairment and Other line item. In the prior-year period, restructuring and impairment charges of $5.1 million primarily relate to the Milpitas plant closure.
•Fourth quarter net income was $1.76 per diluted share versus $1.18 per diluted share last year. In the current-year quarter, the acquisition-related SG&A expenses decreased net income by $0.31 per diluted share; the incremental noncash amortization expense for Bachan’s intangible assets reduced net income by $0.05 per diluted share; and the net impact of all restructuring, impairment and other items, most of which is the gain on the Milpitas property sale, increased net income by $0.66 per diluted share. In the prior-year quarter, restructuring and impairment charges reduced net income by $0.15 per diluted share while acquisition-related SG&A costs reduced net income by $0.01 per diluted share. Excluding these items, the resulting Adjusted Net Income Per Diluted Share (“Adjusted Diluted EPS”) grew 9.0% to $1.46 in the current-year quarter, versus $1.34 last year, driven by the higher gross profit.
MORE. . .

PAGE 2 / THE MARZETTI COMPANY REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS
CEO David A. Ciesinski commented, “We were pleased to report record gross profit and strong gross margin improvement in our fiscal fourth quarter. In our Retail segment, the newly acquired Bachan’s brand added $15.4 million in incremental sales. Retail scanner data sourced from Circana for the quarter ended June shows continued strong performance for the Bachan’s brand, with sales up 8.7% and total distribution points up 16.6% as the brand continues to grow share in the barbecue sauce category. Retail net sales growth was unfavorably impacted by the lapping of last year’s club channel pipeline fill for Chick-fil-A® sauces, reduced sales of our Sister Schubert’s® dinner rolls in the club channel, and a comparison to the prior year’s rollout of Texas Roadhouse® dinner rolls into traditional grocery chains. Note that Texas Roadhouse rolls remain a strong performer in our portfolio, with Circana retail scanner data showing that sales were up 28.1% for the quarter and 76.3% for the fiscal year. In the Foodservice segment, reported net sales decreased 5.3% while Adjusted Foodservice Net Sales, which exclude the non-core TSA sales, were nearly flat as gains for our leading national chain restaurant accounts were offset by reduced sales to other chains and lower sales for our branded Foodservice products.”
Fourth Quarter Results
Fourth quarter consolidated net sales decreased 2.2% to $465.0 million versus $475.4 million last year. Excluding the non-core sales attributed to the TSA, Adjusted Consolidated Net Sales increased 0.4%. Our newly acquired Bachan’s business added $15.4 million in net sales, or about 320 basis points of growth. Retail segment net sales grew 0.9% to $243.6 million while the segment’s sales volume, measured in pounds shipped, declined 1.7%. Bachan’s accounted for 640 basis points of Retail segment net sales growth and 520 basis points of Retail segment volume growth. In the Foodservice segment, net sales decreased 5.3% to $221.4 million while the segment’s sales volume, measured in pounds shipped, declined 4.1%. Excluding the non-core TSA sales, Foodservice segment net sales decreased 0.1% while the segment’s core sales volume improved 0.1%.
Consolidated gross profit increased $7.9 million to a fourth quarter record $114.0 million driven by our cost savings programs. Gross profit margin increased 220 basis points to 24.5%. Adjusted Gross Margin, which excludes all non-core TSA sales as those sales did not contribute meaningfully to gross profit, increased approximately 160 basis points.
SG&A expenses increased $12.3 million to $74.3 million, which includes a $10.5 million increase in acquisition-related costs in addition to $1.6 million in incremental noncash amortization expense for intangible assets attributed to Bachan’s. Excluding these items, SG&A expenses were nearly flat as incremental core SG&A expenses attributed to Bachan’s were offset by cost reductions elsewhere.
The $18.0 million Restructuring, Impairment and Other line item primarily reflects the benefit of an $18.5 million gain on the sale of our property in Milpitas, California, the former location of the sauce and dressing facility that we closed in fiscal 2026. Restructuring and impairment charges of $5.1 million in the prior-year quarter included $4.5 million in charges attributed to the closure of the Milpitas plant.
Consolidated operating income increased $18.8 million to $57.7 million as favorably impacted by the gain on the Milpitas property sale and higher gross profit, partially offset by the increase in SG&A expenses attributed to the acquisition-related costs and incremental amortization expense for Bachan’s.
Interest expense totaled $1.8 million in the current year versus no interest expense last year, as a portion of the Bachan’s acquisition purchase price was financed with a $200 million term loan.
MORE. . .

PAGE 3 / THE MARZETTI COMPANY REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS
Net income increased $15.8 million to $48.3 million, or $1.76 per diluted share, versus $32.5 million, or $1.18 per diluted share, last year. In the current-year quarter, income reported on the Restructuring, Impairment and Other line item increased net income by $18.1 million, or $0.66 per diluted share; acquisition-related SG&A costs reduced net income by $8.5 million, or $0.31 per diluted share; and the incremental noncash amortization expense for the Bachan’s intangible assets decreased net income by $1.2 million, or $0.05 per diluted share. In the prior-year quarter, restructuring and impairment charges reduced net income by $4.0 million, or $0.15 per diluted share, while acquisition-related SG&A costs reduced net income by $0.4 million, or $0.01 per diluted share. Resulting Adjusted Diluted EPS was $1.46 in the current-year quarter, versus $1.34 last year.
Fiscal Year Results
For the fiscal year ended June 30, 2026, net sales increased 1.1% to $1.93 billion compared to $1.91 billion a year ago. Net income for the fiscal year totaled $191.6 million, or $6.98 per diluted share, versus the prior-year amount of $167.3 million, or $6.07 per diluted share. The fiscal 2026 results include a net income benefit of $16.6 million, or $0.60 per diluted share, from income reported on the Restructuring, Impairment and Other line-item, driven by the proceeds from the sale of our property in Milpitas, California. Fiscal 2026 SG&A costs also include acquisition-related expenses that reduced net income by $11.3 million, or $0.41 per diluted share, in addition to incremental noncash amortization expense for intangible assets attributed to the Bachan’s acquisition that reduced net income by $1.2 million, or $0.05 per diluted share. The fiscal 2025 results include a noncash settlement charge attributed to the termination of the company’s legacy pension plans that reduced net income by $10.8 million, or $0.39 per diluted share. In addition, the fiscal 2025 results included restructuring and impairment charges that reduced net income by $4.0 million, or $0.15 per diluted share, and acquisition-related SG&A expenditures that reduced net income by $2.9 million, or $0.11 per diluted share. Resulting Adjusted Diluted EPS was $6.83 in the current year, versus $6.72 last year.
Fiscal 2026 cash flows from operating activities increased $22.3 million to a record $283.8 million. In addition, as part of our ongoing commitment to return value to our shareholders, the company increased its regular cash dividend for the 63rd consecutive year in fiscal 2026 with the quarterly cash dividend paid on December 31, 2025. During the fiscal year, the company paid cash dividends to shareholders totaling $108.8 million and repurchased $36.3 million of common stock.
Fiscal 2027 Outlook
Mr. Ciesinski commented, “Looking ahead to fiscal 2027, Retail segment sales will continue to benefit from incremental sales attributed to the Bachan’s acquisition in addition to contributions from the new items we recently launched or have planned for introduction for both our legacy brands and licensing program. In the Foodservice segment, we expect sales to be supported by select quick-service restaurant customers in our mix of national chain restaurant accounts. Note that external factors, including U.S. economic performance and consumer behavior, may impact the topline growth for both segments in the coming year. We also continue to monitor the impact of the Cyclospora outbreak on product demand and sales. With respect to our input costs, in aggregate we anticipate a moderate level of inflation in fiscal 2027 that we plan to offset through inflationary pricing and our cost savings programs as we remain focused on continued margin improvement.”
MORE. . .

PAGE 4 / THE MARZETTI COMPANY REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS
Conference Call on the Web
The company’s fourth quarter and fiscal year-end conference call is scheduled for this morning, August 25, at 10:00 a.m. ET. Access to a live webcast and subsequent replay of the call is available through a link on the company’s website at investors.marzetticompany.com.
About the Company
The Marzetti Company is a manufacturer and marketer of specialty food products for the retail and foodservice channels.
Forward-Looking Statements
We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control, which could cause our actual results to differ materially from those expressed in the forward-looking statements. Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:
•the ability to successfully integrate the acquired Bachan’s business and achieve operational and financial performance objectives;
•changes in demand for our products, which may result from changes in consumer behavior or loss of brand reputation or customer goodwill;
•significant shifts in consumer demand and disruptions to our employees, communities, customers, supply chains, production planning, operations, and production processes resulting from the impacts of epidemics, pandemics or similar widespread public health concerns and foodborne outbreaks;
•efficiencies in plant operations and our overall supply chain network;
•geopolitical events that could create unforeseen business disruptions and impact the cost or availability of raw materials and energy;
•inflationary pressures resulting in higher input costs;
•adverse changes in freight, energy or other costs of producing, distributing or transporting our products;
•fluctuations in the cost and availability of ingredients and packaging;
•the reaction of customers or consumers to pricing actions we take to offset inflationary costs;
•price and product competition;
•changes in our cash flow or use of cash in various business activities;
•the success and cost of new product development efforts;
•the lack of market acceptance of new products;
•the impact of customer store brands on our branded retail volumes;
•the impact of any laws and regulatory matters affecting our food business, including any additional requirements imposed by the federal, state or local government;
•adverse changes in trade policies, including increased tariffs, retaliatory trade measures, or other trade restrictions;
•dependence on key personnel and changes in key personnel;
•adequate supply of labor for our manufacturing facilities;
•stability of labor relations;
•the extent to which good-fitting business acquisitions are identified, acceptably integrated, and achieve operational and financial performance objectives;
•dependence on a wide array of critical third parties to support our operations, including contract manufacturers, distributors, logistics providers and IT vendors;
•cyber-security incidents, information technology disruptions, and data breaches;
•the potential for loss of larger programs or key customer relationships;
•capacity constraints that may affect our ability to meet demand or may increase our costs;
•failure to maintain or renew license agreements;
MORE. . .

PAGE 5 / THE MARZETTI COMPANY REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS
•the possible occurrence of product recalls or other defective or mislabeled product costs;
•maintenance of competitive position with respect to other manufacturers;
•the outcome of any litigation or arbitration;
•the effect of consolidation of customers within key market channels;
•changes in estimates in critical accounting judgments; and
•risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on statements that are based on current expectations.

# # # #

FOR FURTHER INFORMATION:	Dale N. Ganobsik
Vice President, Corporate Finance and Investor Relations
The Marzetti Company
Phone: 614/224-7141
Email: ir@marzetti.com
MORE. . .

PAGE 6 / THE MARZETTI COMPANY REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS

THE MARZETTI COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands except per-share amounts)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2026	2025	2026	2025
Net sales	$465,030	$475,427	$1,929,823	$1,909,122
Cost of sales	351,037	369,335	1,452,535	1,453,476
Gross profit	113,993	106,092	477,288	455,646
Selling, general & administrative expenses	74,337	62,075	254,601	230,227
Restructuring, impairment and other, net	(18,034)	5,102	(16,024)	5,102
Operating income	57,690	38,915	238,711	220,317
Interest expense	(1,763)	—	(1,763)	—
Pension settlement charge	—	—	—	(13,968)
Other, net	594	1,594	5,022	7,114
Income before income taxes	56,521	40,509	241,970	213,463
Taxes based on income	8,231	7,980	50,364	46,116
Net income	$48,290	$32,529	$191,606	$167,347

Net income per common share: (a)
Basic	$1.76	$1.18	$6.98	$6.08
Diluted	$1.76	$1.18	$6.98	$6.07

Cash dividends per common share	$1.00	$0.95	$3.95	$3.75

Weighted average common shares outstanding:
Basic	27,321	27,457	27,385	27,469
Diluted	27,338	27,488	27,406	27,489
(a)Based on the weighted average number of shares outstanding during each period.
MORE. . .

PAGE 7 / THE MARZETTI COMPANY REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS

THE MARZETTI COMPANY
BUSINESS SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2026	2025	2026	2025
NET SALES
Retail	$243,628	$241,554	$1,002,769	$1,003,409
Foodservice	221,402	233,873	927,054	905,713
Total Net Sales	$465,030	$475,427	$1,929,823	$1,909,122

OPERATING INCOME
Retail	$43,155	$40,905	$203,669	$211,695
Foodservice	32,405	28,835	131,329	111,579
Nonallocated Restructuring, Impairment and Other, Net	18,472	(5,102)	17,068	(5,102)
Corporate Expenses	(36,342)	(25,723)	(113,355)	(97,855)
Total Operating Income	$57,690	$38,915	$238,711	$220,317

THE MARZETTI COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	June 30, 2026	June 30, 2025
ASSETS
Current assets:
Cash and equivalents	$25,096	$161,476
Receivables	105,488	95,817
Inventories	205,062	169,301
Other current assets	25,315	17,037
Total current assets	360,961	443,631
Net property, plant and equipment	551,554	534,543
Other assets	692,505	296,550
Total assets	$1,605,020	$1,274,724

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$156,785	$117,962
Accrued liabilities	64,751	68,332
Current portion of long-term debt	10,000	—
Total current liabilities	231,536	186,294
Long-term debt	189,276	—
Other noncurrent liabilities and deferred income taxes	131,058	89,935
Shareholders’ equity	1,053,150	998,495
Total liabilities and shareholders’ equity	$1,605,020	$1,274,724

MORE. . .

PAGE 8 / THE MARZETTI COMPANY REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS
Reconciliation of GAAP to non-GAAP Financial Measures
The Marzetti Company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). However, from time to time, the corporation may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as Adjusted Consolidated Net Sales, Adjusted Foodservice Net Sales, Adjusted Cost of Sales, Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Operating Income, and Adjusted Net Income Per Diluted Share (“Adjusted Diluted EPS”). Management considers such non-GAAP financial measures to provide useful supplemental information to investors in facilitating year-over-year comparisons by removing non-recurring items or other items that management believes do not directly reflect the underlying operations. Management uses these non-GAAP measures in the preparation of our annual operating plan and for our monthly analysis of operating results. Reconciliations of the non-GAAP measures to the most comparable GAAP financial measures are provided below. The corporation’s definitions of these non-GAAP measures may differ from similarly titled measures used by other companies. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.
Adjusted Consolidated Net Sales, Adjusted Foodservice Net Sales, Adjusted Cost of Sales, Adjusted Gross Profit and Adjusted Gross Margin are non-GAAP financial measures that exclude non-core sales and cost of sales attributed to a temporary supply agreement (“TSA”) made in connection with our February 2025 acquisition of Winland’s Atlanta-based sauce and dressing production facility. The TSA sales are included in the reported net sales for our Foodservice segment and did not contribute meaningfully to gross profit. The TSA sales commenced in March 2025 and concluded during the quarter ended March 31, 2026. The following tables present a reconciliation between net sales, cost of sales, gross profit and gross margin as reported in accordance with GAAP and Adjusted Consolidated Net Sales, Adjusted Foodservice Net Sales, Adjusted Cost of Sales, Adjusted Gross Profit and Adjusted Gross Margin for the three months and fiscal years ended June 30, 2026 and 2025.

	Three Months Ended June 30, 2026			Three Months Ended June 30, 2025
(Unaudited, Dollars In Thousands)	Reported	TSA-Related	Adjusted (non-GAAP)	Reported	TSA-Related	Adjusted (non-GAAP)
Consolidated
Net Sales	$465,030	$—	$465,030	$475,427	$12,174	$463,253
Cost of Sales	351,037	—	351,037	369,335	12,174	357,161
Gross Profit	$113,993	$—	$113,993	$106,092	$—	$106,092
Gross Margin	24.5%	N/M	24.5%	22.3%	—%	22.9%

Foodservice Segment
Foodservice Net Sales	$221,402	$—	$221,402	$233,873	$12,174	$221,699

	Fiscal Year Ended June 30, 2026			Fiscal Year Ended June 30, 2025
(Unaudited, Dollars In Thousands)	Reported	TSA-Related	Adjusted (non-GAAP)	Reported	TSA-Related	Adjusted (non-GAAP)
Consolidated
Net Sales	$1,929,823	$20,415	$1,909,408	$1,909,122	$14,237	$1,894,885
Cost of Sales	1,452,535	20,415	1,432,120	1,453,476	14,237	1,439,239
Gross Profit	$477,288	$—	$477,288	$455,646	$—	$455,646
Gross Margin	24.7%	—%	25.0%	23.9%	—%	24.0%

Foodservice Segment
Foodservice Net Sales	$927,054	$20,415	$906,639	$905,713	$14,237	$891,476
MORE. . .

PAGE 9 / THE MARZETTI COMPANY REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS
Adjusted Operating Income and Adjusted Diluted EPS are non-GAAP financial measures that exclude certain items affecting comparability, which can impact the analysis of our underlying core business performance and trends. The following tables present a reconciliation between 1) operating income as reported in accordance with GAAP and Adjusted Operating Income and 2) diluted EPS as reported in accordance with GAAP and Adjusted Diluted EPS for the three months and fiscal years ended June 30, 2026 and 2025. For 2026, the adjustments reflect incremental SG&A expenses attributed to the Bachan’s acquisition; incremental SG&A expenses attributed to the amortization of intangible assets resulting from the Bachan’s acquisition; and restructuring, impairment and other, net, which consists of restructuring and impairment charges resulting from the closure of our sauce and dressing production facility in Milpitas, California, the gain on the sale of the Milpitas real property, and charges related to the impairment of manufacturing equipment, net of a recovery through an insurance claim. For 2025, the adjustments reflect incremental SG&A expenses attributed to the Atlanta production facility acquisition; restructuring and impairment charges primarily related to the closure of our production facility in Milpitas, California; and the one-time noncash pension settlement charge.

		Three Months Ended June 30,
Unaudited, dollars in thousands except per share data		Reported	SG&A Expenses - Acquisition Costs	SG&A Expenses - Intangibles Amortization	Restructuring, Impairment and Other, Net	Pension Settlement Charge	Adjusted (non-GAAP) *
2026	Operating Income	$57,690	$10,974	$1,606	$(18,034)	$—	$52,236
2026	Diluted EPS	$1.76	$0.31	$0.05	$(0.66)	$—	$1.46
2025	Operating Income	$38,915	$451	$—	$5,102	$—	$44,468
2025	Diluted EPS	$1.18	$0.01	$—	$0.15	$—	$1.34
2026 vs 2025:
Operating Income Change ($)		$18,775	$10,523	$1,606	$(23,136)	$—	$7,768
Operating Income Change (%)		48.2%	N/M	N/M	(453.5)%	—	17.5%
Diluted EPS Change ($)		$0.58	$0.30	$0.05	$(0.81)	$—	$0.12
Diluted EPS Change (%)		49.2%	N/M	N/M	(540.0)%	—	9.0%
* The sum of individual per share amounts may not add due to rounding.

		Fiscal Year Ended June 30,
Unaudited, dollars in thousands except per share data		Reported	SG&A Expenses - Acquisition Costs	SG&A Expenses - Intangibles Amortization	Restructuring, Impairment and Other, Net	Pension Settlement Charge	Adjusted (non-GAAP) *
2026	Operating Income	$238,711	$14,509	$1,606	$(16,024)	$—	$238,802
2026	Diluted EPS	$6.98	$0.41	$0.05	$(0.60)	$—	$6.83
2025	Operating Income	$220,317	$3,781	$—	$5,102	$—	$229,200
2025	Diluted EPS	$6.07	$0.11	$—	$0.15	$0.39	$6.72
2026 vs 2025:
Operating Income Change ($)		$18,394	$10,728	$1,606	$(21,126)	$—	$9,602
Operating Income Change (%)		8.3%	283.7%	N/M	(414.1)%	—	4.2%
Diluted EPS Change ($)		$0.91	$0.30	$0.05	$(0.75)	$(0.39)	$0.11
Diluted EPS Change (%)		15.0%	272.7%	N/M	(500.0)%	(100.0)%	1.6%
* The sum of individual per share amounts may not add due to rounding.
# # # #